Exhibit (a)(140)

For Immediate Release
November 15, 1996

KCPL Media Contacts:                   Western Resources
Pam Levetzow                           Media Contact:
816/556-2926                           Michel' J. Philipp
Phyllis Desbien                        913/575-1927
816/556-2903                           news@wstnres.com
KCPL Investor Contact:                 Western Resources
David Myers                            Investor Contact:
816/556-2312                           Rick Kready
                                       913/575-8226



                 Kansas City Power & Light and Western Resources
                              Issue Joint Statement


     Kansas City Power & Light (NYSE: KLT) and Western Resources, Inc. (NYSE:
WR) announced today that representatives of their respective boards and managements met on Friday, November 15.

     They had a cordial discussion regarding the proposed transaction between the two companies and agreed to meet again in the near future.

     Western Resources (NYSE: WR) is a full-service, diversified energy company with total assets of more than $6 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its unregulated subsidiaries, Westar Energy, Westar Security, Westar Capital, and The Wing Group, a full range of energy and energy-related products and services are developed and marketed in the continental U.S., and offshore.

     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.


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     This news release is neither an offer to exchange nor a solicitation of an offer to exchange shares of common stock of KCPL. Such offer is made solely by the Prospectus dated July 3, 1996, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of KCPL in any jurisdiction in which the making of such offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require such offer to be made by a licensed broker or dealer, such offer shall be deemed to be made on behalf of Western Resources, Inc. by Salomon Brothers Inc or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


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